UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

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                                  SCHEDULE 13D
                  Under the Securities and Exchange Act of 1934
                             (Amendment No. _____)*

                            E-The Movie Network, Inc.
                              (Name of the Issuer)

                                  Common Stock
                           (Title of Class Securities)

                                   26924M 10 9
________________________________________________________________________________

                                 (CUSIP NUMBER)

                                 Eric P. Littman
                              7695 SW 104th Street
                                    Suite 210
                                 Miami, FL 33156
                                  305-663-3333
________________________________________________________________________________
            (Name, Address, and Telephone Number or Person Authorized
                     to Receive Notices and Communications)

                                  March 1, 2003
________________________________________________________________________________
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [_].

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.   26924M 10 9                  13D                   Page 2 of 5 Pages

________________________________________________________________________________

         1.     Names of Reporting Persons.
                 I.R.S. Identification Nos. of above persons (Entities Only)

                 Susan Parker
--------------------------------------------------------------------------------
         2.    Check the Appropriate Box if a Member of a Group*
               (See Instructions)

                 N/A
--------------------------------------------------------------------------------
         3.    SEC Use Only
________________________________________________________________________________

         4.    Source of Funds*

                Personal
--------------------------------------------------------------------------------
         5.   Check if Disclosure of Legal Proceedings Is Required Pursuant to
              Items 2(d) or 2(e)           [_]
--------------------------------------------------------------------------------

         6.    Citizenship or Place of Organization

                 USA
--------------------------------------------------------------------------------

Number of         7.       Sole Voting Power         20,000,000
Share Bene-
ficially by       8.       Shared Voting Power       N/A
Owned by Each
Reporting         9.       Sole Dispositive Power    20,000,000
Person With
                  10.      Shared DispostivePower    N/A
--------------------------------------------------------------------------------
         11.   Aggregate Amount Beneficially Owned by Each Reporting Person

                20,000,000
--------------------------------------------------------------------------------

         12. Check Box If the Aggregate Amount in Row (11) Excludes Certain Shares*
--------------------------------------------------------------------------------

         13.   Percent of Class Represented by Amount in Row (11)

                90.59%
--------------------------------------------------------------------------------

         14.   Type of Reporting Person (See Instructions)

                  IN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 26924M 10 9                   13D                    Page 3 of 5 Pages


ITEM 1.  SECURITY AND ISSUER.

                  Common Stock

                  E-Travel Network, Inc.
                  14790 SW 21st Street, Davie, FL 33325

ITEM 2.  IDENTITY AND BACKGROUND.

         (a)      Susan Parker

         (b)      14790 SW 21st Street, Davie, FL 33325

         (c)      Consultant

         (d)      No

         (e)      No

         (f)      USA

ITEM 3.  SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

                  Personal

                  $20,000

ITEM 4.  PURPOSE OF TRANSACTION.

         (a)      Founder of Issuer

         (b)      N/A

         (c)      N/A

         (d)      N/A

         (e)      N/A

         (f)      N/A

         (g)      N/A

         (h)      N/A

         (i)      N/A

         (j)      N/A

CUSIP No. 26924M 10 9                   13D                    Page 4 of 5 Pages

ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER.

         (a)      20,000,000 (90.59%)

         (b)      20,000,000 (90.59%)

         (c)      N/A

         (d)      N/A

         (e)      N/A


ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER.

                  None

ITEM 7.  MATERIAL TO BE FILED AS EXHIBITS.

                  None

CUSIP No. 26924M 10 9                   13D                    Page 5 of 5 Pages


Signature

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

March 10, 2003
________________________________________________________________________________
Date

/s/ Susan Parker
________________________________________________________________________________
Signature

Susan Parker/President
________________________________________________________________________________
Name/Title

ATTENTION. INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001).